UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Union Drilling, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

90653P105
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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CUSIP No. 90653P105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Union Drilling CO LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 7,955,395
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,955,395
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,955,395
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.4%
12.	TYPE OF REPORTING PERSON CO

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CUSIP No. 90653P105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Capital Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,239,757
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,239,757
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,239,757
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.7%
12.	TYPE OF REPORTING PERSON PN

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CUSIP No. 90653P105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSCP III 892 Investors, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 536,328
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 536,328
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,328
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12.	TYPE OF REPORTING PERSON PN

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CUSIP No. 90653P105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Metalmark Capital LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,798,421
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,798,421
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,798,421
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 25.0%
12.	TYPE OF REPORTING PERSON CO, IA

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CUSIP No. 90653P105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Capital Investors, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 146,615
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 146,615
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 146,615
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12.	TYPE OF REPORTING PERSON PN

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CUSIP No. 90653P105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSCP III, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 146,615
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 146,615
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 146,615
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12.	TYPE OF REPORTING PERSON CO, IA

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CUSIP No. 90653P105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Capital Partners III, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 146,615
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 146,615
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 146,615
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12.	TYPE OF REPORTING PERSON CO, IA

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Item 1.

(a)    Name of Issuer

Union Drilling, Inc.

(b)    Address of Issuer’s Principal Executive Offices

4055 International Plaza
Suite 610
Fort Worth, Texas 76109

Item 2.

(a)    Name of Person Filing

See Item 2(b) below.

(b)    Address of Principal Business Office or, if none, Residence

(1)	Union Drilling CO LLC (“UDC LLC”)
c/o Metalmark Management LLC,
1177 Avenue of the Americas, 40th Floor
New York, NY 10036

(2)	Morgan Stanley Capital Partners III, L.P. (“MSCP III”)
Attn: Fred Steinberg
One New York Plaza, 32nd Floor
New York, NY 10004

(3)	MSCP III 892 Investors, L.P. (“MSCP 892”)
Attn: Fred Steinberg
One New York Plaza, 32nd Floor
New York, NY 10004

(4)	Metalmark Capital LLC (“Metalmark”)
1177 Avenue of the Americas, 40th Floor
New York, New York 10036

(5)	Morgan Stanley Capital Investors, L.P. (“MSCI”)
Attn: Fred Steinberg
One New York Plaza, 32nd Floor
New York, NY 10004

(6)	MSCP III, LLC (“MSCP LLC”)
Attn: Fred Steinberg
One New York Plaza, 32nd Floor
New York, NY 10004

(7)	Morgan Stanley Capital Partners III, Inc. (“MSCP, Inc.”)
Attn: Fred Steinberg
One New York Plaza, 32nd Floor
New York, NY 10004

(c)    Citizenship

See item 4 on Cover Pages to this Schedule 13G.

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(d)    Title of Class of Securities

Common Stock, par value $0.01 per share

(e)    CUSIP Number

90653P105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act 0f 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership

(a)	Amount beneficially owned:

See item 9 on Cover Pages to this Schedule 13G.

MSCP III may be deemed to indirectly beneficially own 5,239,757 shares of the reported securities and MSCP 892 may be deemed to indirectly beneficially own 536,328 shares of the reported securities, in each case, by virtue of their direct ownership interest in UDC LLC. Metalmark may be deemed to have beneficial ownership of the 5,798,421 shares of the reported securities, including the 5,776,085 shares indirectly beneficially owned by MSCP III and MSCP 892.

MSCI may be deemed to indirectly beneficially own 146,615 shares of the reported securities through its direct ownership interest in UDC LLC. By virtue of their relationships with MSCI, each of MSCP LLC and MSCP, Inc. may be deemed to have beneficial ownership of the 146,615 shares of the reported securities indirectly beneficially owned by MSCI.

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MSCP III, MSCP 892, Metalmark, MSCI, MSCP LLC and MSCP, Inc. each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(b)	Percent of class:

See item 11 on Cover Pages to this Schedule 13G. Percent of class was determined using the number of shares outstanding as provided in the most recent Form 10-Q filing of Union Drilling, Inc.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See item 5 on Cover Pages to this Schedule 13G.

(ii)	Shared power to vote or to direct the vote

See item 6 on Cover Pages to this Schedule 13G.

(iii)	Sole power to dispose or to direct the disposition of

See item 7 on Cover Pages to this Schedule 13G.

(iv)	Shared power to dispose or to direct the disposition of

See item 8 on Cover Pages to this Schedule 13G.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

None.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 16, 2010

Signature:	/s/ Gregory D. Myers
By: Gregory D. Myers, as authorized signatory of Union Drilling CO LLC

Signature:	/s/ Kenneth F. Clifford
By: Kenneth F. Clifford, as authorized signatory of Metalmark

Signature:	/s/ Kenneth F. Clifford

By: Kenneth F. Clifford, Chief Financial Officer of Metalmark, as attorney-in-fact for MSCP LLC and MSCP, Inc. and for the institutional managing member of the general partner of each of MSCP III and MSCP 892

Signature:	/s/ Agatha Ruddy
By: Agatha Ruddy, as Vice President of the managing member of the general partner of MSCI

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